Exhibit 99

GORMAN-RUPP SUBSIDIARY MANUFACTURES MASSIVE PUMPS FOR FLOOD AND LEVEE PROTECTION
Mansfield, Ohio – June 23, 2006 – Patterson Pump Company, Toccoa, Georgia, a wholly-owned subsidiary of The Gorman-Rupp Company (AMEX: GRC) has manufactured and shipped the first of six massive pumps for flood control and levee protection in two watersheds of the Velasco Drainage District headquartered in Clute, Texas. The remaining five pumps and related components are scheduled to be shipped later during 2006. The amount of this order is in excess of $6.9 million.
Each pump can move 260,000 gallons of water per minute and is powered by a 2000 horsepower engine.
The Velasco Drainage District includes industrial coastal floodplain on the Gulf of Mexico that has sustained storm-surge flooding as a result of hurricanes in recent years. Two of the District’s watersheds are located behind 53 miles of levees. Studies showed that expanded pumping capacity would be necessary to protect the areas from flooding resulting from a Category 3 or higher hurricane. The District authorized a $33 million project to increase the capacity of two of its pumping stations from 1.69 million gallons per minute to 3.19 million gallons per minute.
Albert Huber, President of Patterson Pump Company said, “Patterson is pleased that it could participate in this important flood and levee protection effort.” He also noted that Patterson has produced pumps capable of moving up to 315,000 gallons of water per minute and is one of few companies in the world capable of producing pumps of this size.
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
American Stock Exchange Symbol (GRC)
For additional information contact Robert E. Kirkendall, Sr. VP and CFO, Telephone (419) 755-1294
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating ventilating and air conditioning (HVAC), military and other liquid handling applications.